Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-188088 and 333-184486) of Hyperion Therapeutics, Inc. of our report dated August 9, 2013, relating to the financial statements of the BUPHENYL Product Line, which appears in the Current Report on Form 8 K/A of Hyperion Therapeutics, Inc., dated August 12, 2013.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
August 12, 2013